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                                                                EXHIBIT 99.1

While it is not my policy to communicate directly with SFAD shareholders and/or other interested parties on Internet Chat groups/threads, boards, etc., I am doing so, due to the subjects of recent days regarding criticism by several of your participants regarding Management's perceived lack of replies or adaptation to Ragingbull voices and suggestions for advancing
SFAD.   These remarks have been brought to my attention, and I felt that a response is required.

Several Ragingbull participants have stated that "Investor Relations does not return my phone calls; we do not know what is going on; they do not follow our suggestions."

SFAD appreciates and values all SFAD shareholders and interested parties emails and telephone calls, and in the instances wherein SFAD management is able to personally reply or answer questions, we are happy to do so. However, interested parties should understand that SFAD, at this time, is a small growing public company, with a small Management team, who all wear multiple 'hats' of job responsibilities. Thus, SFAD Management simply does not have the manpower to be able to personally reply to the volume of daily inquirers.

Management has tried to address this situation by making regular and frequent Press Releases, as well as making the 10-KSB and 10-QSB's, comprehensive. We believe that by so doing, we are informing 'as many people as possible", SFAD's some 14,000 shareholders, AND the Ragingbull.com interested parties and/or shareholders. Brad Tolley, Vice President of Investor Relations, is frequently out of the office, traveling, looking at potential acquisitions, assisting our current subsidiaries, etc. We have tried replying to callers with the Receptionist calling back, however that did not prove effective, as many persons were actually wanting 'new' information which the Receptionist does not have, nor, as instructed, would give out, in any case, on an individual basis. This procedure has been aborted, as ineffective and costly for the company due to the volume of calls.

One new procedure we have adapted, designed to improve communications, is that we have completed a database of all email addresses which we have received, to date, throughout the past year, and as Press Releases are sent out, these people will instantly receive their own personal copy. We encourage all Ragingbull.com interested parties to forward their emails so as to receive this information, on this timely basis, as well.

In conclusion, SFAD is and will continue to be interested in learning about the thinking and suggestions of our shareholders. We value your interest in SFAD.  Furthermore, I suggest that you refer to and review the July 1,
July 16th , August 11th Press Releases and the August 13th , 10-QSB.    As to
the future, Management is committed to providing ongoing and frequent Press Releases, in the interest of keeping our shareholders informed about SFAD. These Releases and the Company's SEC public filings should keep interested parties very current, as to the status of where SFAD is, at the time, and where we hope to go. Additionally, one can also check out the SEC Edgar site, wherein more complete SFAD Filings and News Announcements, etc., are stored and available to public access, such as this communication which will be filed in the form of an 8-K.